Exhibit 99.1

SWISHER HYGIENE INC. ANNOUNCES FILING OF FORM 10-K FOR THE YEAR ENDED
DECEMBER 31, 2015

FORT LAUDERDALE, FL – March 15, 2016 – Swisher Hygiene Inc. (the “Company”) (OTCQB:SWSH) announced today that it has filed its Form 10-K for the year ended December 31, 2015.

Fourth Quarter 2015 Highlights and Subsequent Events

●	As of December 31, 2015, the Company had $25.2 million of cash and cash equivalents and no outstanding debt on its balance sheet.

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On February 19, 2016, William T. Nanovsky resigned as Senior Vice President, Chief Financial Officer and Secretary of the Company effective March 31, 2016.  On February 26, 2016, William M. Pierce resigned as Chief Executive Officer and President effective March 31, 2016.  Richard L. Handley, Chairman of the Company, will succeed Mr. Pierce and has been appointed President (principle executive officer) and Secretary of the Company effective April 1, 2016.  Mr. Pierce will remain a member of the Company’s board of directors and continue to advise and assist the Company on its future direction.

Cautionary Statement on Forward-Looking Information

All statements other than statements of historical fact contained in this press release constitute "forward-looking information" or "forward-looking statements" within the meaning of the U.S. federal securities laws and the Securities Act (Ontario) and are based on the expectations, estimates and projections of management as of the date of this press release unless otherwise stated. All statements other than historical facts are, or may be, deemed to be forward looking statements. The words "plans," "expects," "is expected," "scheduled," "estimates," or "believes," or similar words or variations of such words and phrases or statements that certain actions, events or results "may," "could," "would," "might," or "will be taken," "occur," and similar expressions identify forward-looking statements.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  All of these assumptions have been derived from information currently available to the Company including information obtained by the Company from third-party sources. These assumptions may prove to be incorrect in whole or in part.  All of the forward-looking statements made in this press release are qualified by the above cautionary statements and those made in the "Risk Factors" section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission, available on www.sec.gov, and with Canadian securities regulators available on the Company’s SEDAR profile at www.sedar.com, and the Company’s other filings with the Securities and Exchange Commission and with Canadian securities regulators available on the Company’s SEDAR profile at www.sedar.com. The forward-looking information set forth in this press release is subject to various assumptions, risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from those expressed or implied in the forward-looking information. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

About Swisher Hygiene Inc.

Swisher Hygiene Inc. is an OTCQB listed company that closed on the sale of its U.S. operations to Ecolab Inc. on November 2, 2015.  For more information, please visit www.swshinvestors.com.

For Further Information, Please Contact:
Swisher Hygiene Inc.

Investor Contact:
Garrett Edson, ICR
Phone: (203) 682-8331